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                                                                      EXHIBIT 12

                             IBM CREDIT CORPORATION

                       STATEMENT RE COMPUTATION OF RATIOS

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                         SIX MONTHS ENDED
                                             JUNE 30                            YEAR ENDED DECEMBER 31,
                                      ----------------------  ------------------------------------------------------------
(DOLLARS IN THOUSANDS)                   1999        1998         1998         1997        1996        1995        1994
------------------------------------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
Fixed Charges:
Interest expense....................  $  278,690  $  311,336  $    611,206  $  538,560  $  436,109  $  394,572  $  306,125
Approximate portion of rental
  expense representative of the
  interest factor...................          48         120           239         283         479         507       2,780
                                      ----------  ----------  ------------  ----------  ----------  ----------  ----------
Total fixed charges.................     278,738     311,456       611,445     538,843     436,588     395,079     308,905
Net earnings........................     193,693     147,295       308,765     283,893     271,082     230,475     250,589
Provision for income taxes..........     125,933      95,766       200,748     163,215     176,122     149,455     162,703
Earnings before income taxes and
  fixed charges.....................  $  598,364  $  554,517  $  1,102,958  $  985,951  $  883,792  $  775,009  $  722,197
                                      ----------  ----------  ------------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ------------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed
  charges...........................        2.15        1.78          1.83        1.83        2.02        1.96        2.34
                                      ----------  ----------  ------------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ------------  ----------  ----------  ----------  ----------
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